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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-120373 of General Growth Properties, Inc. on Form S-3 of our reports dated March 10, 2004 (December 13, 2004, as to Notes 2, 7, 14, 15, and 16) (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in method of accounting for derivative instruments and hedging activities in 2001 and the change in accounting for debt extinguishment costs in 2003) appearing in the current report on Form 8-K of General Growth Properties, Inc. filed on December 21, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
December 23, 2004

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  Exhibit 23.1